EXHIBIT 99.1

[LOGO OF EMBARCADERO TECHNOLOGIES]

NEWS RELEASE

Investor Relations Contact:	Media Relations Contact:
Caitlin Haberberger	Joy Lowry
Embarcadero Technologies	Embarcadero Technologies
investor@embarcadero.com	Joy.Lowry@embarcadero.com
415/834-3131	415/834-3131

For Immediate Release

Embarcadero Technologies Announces Preliminary First Quarter Results

San Francisco, Calif. – April 3, 2003 - Embarcadero Technologies, Inc. (Nasdaq: EMBT), a provider of application and database lifecycle management solutions, today announced preliminary estimated financial results for the quarter ended March 31, 2003. Embarcadero expects to report revenues in the range of $12.1-$12.3 million, as compared to the consensus estimate of $12.8 million. Diluted net income per share under Generally Accepted Accounting Principles (GAAP) is expected to be approximately $0.03. Diluted net income per share, excluding certain non-cash charges, is expected to be approximately $0.05, as compared to the consensus estimate of $0.06.

“Based on the momentum we saw entering 2003, we felt revenues could increase sequentially in what is normally a weak quarter. Unfortunately, we fell short of this goal, as revenues declined approximately 5% from the prior quarter,” said Stephen Wong, chairman and chief executive officer of Embarcadero Technologies. “Despite the revenue shortfall, we anticipate that our final results for the quarter will show that we have maintained solid operating margins and profitability, and that we have strengthened our balance sheet position with increased cash and investments, lower DSOs, and a higher deferred revenue balance.”

Embarcadero will discuss its preliminary first quarter financial results on a conference call and simultaneous Web cast to be held today, April 3, 2003, at 2:30 PM PST. The Web cast of this conference call, which will be available live as well as archived through April 22, 2003, can be accessed by all interested parties at Embarcadero Technologies’ Web site, www.embarcadero.com, in the events calendar under “Investor Relations.”

Final first quarter results will be announced on Tuesday, April 22, 2003 after the close of market. These final results, as well as business outlook, will be discussed on a conference call and simultaneous Web cast to be held at 2:00 PM PST that same day. The Web cast of this conference call, which will be available live as well as archived, can be accessed by all interested parties at Embarcadero Technologies’ Web site, www.embarcadero.com, in the events calendar under “Investor Relations.”

Non-GAAP Financial Measures

This press release includes a financial measure for earnings per share that excludes certain non-cash charges and that has not been calculated in accordance with generally accepted accounting principles (GAAP). This differs from GAAP in that the measure excludes deferred stock-based compensation, amortization of acquired technology and amortization of other intangible assets and assumes a 32% tax rate, which is significantly higher than our effective tax rate. Embarcadero has previously provided this non-GAAP measurement in press releases reporting earnings per share because we believe this measurement provides a consistent basis for comparison between quarters, which is not influenced by changes in the company’s effective tax rate or certain non-cash or non-recurring expenses and is therefore useful to investors. This measure should not be considered an alternative to GAAP, and this non-GAAP measure may not be comparable to information provided by other companies. The reconciliation of GAAP to non-GAAP measurements for earnings per share for the recently completed quarter is not yet quantifiable because final financial statements for the quarter have not yet been completed. This reconciliation will be provided when Embarcadero reports final quarterly results on April 22, 2003.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (Nasdaq: EMBT), is a leading provider of software solutions that enable organizations to build, optimize and manage databases and applications supporting today’s critical enterprise systems. Thousands of customers, including more than 90 of the Fortune 100, rely on Embarcadero Technologies products to ensure optimal performance of the complex, multi-platform applications and systems that power their business. Embarcadero Technologies, named to the Deloitte & Touche Fast 500 for three consecutive years, is headquartered in San Francisco, Calif. For more information, call 415/834-3131 or visit http://www.embarcadero.com.

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Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.